Exhibit 99.1
MATADOR RESOURCES COMPANY ANNOUNCES APPOINTMENT OF NEW DIRECTOR

DALLAS, Texas, January 25, 2024 -- Matador Resources Company (NYSE: MTDR) (“Matador”) today announced the appointment of Ms. Susan M. Ward to its Board of Directors (the “Board”). Ms. Ward is a former 12-year Senior Executive of Shell Oil Company (“Shell”) with over 20 years of service at retirement in 2019. Her senior roles in Shell included Head, M&A and Commercial Finance for all of Shell’s businesses in the Americas; Vice President, Chief Financial Officer and Board member of Shell Midstream Partners, which she helped take public for Shell in 2014; and Vice President, Upstream Commercial Finance, Shell International Exploration & Production B.V. while based in The Hague for Royal Dutch Shell. She also served as a Board member of Shell’s deepwater drillship joint venture with Noble Corporation. Ms. Ward has been an independent, non-executive Board member of Crescent Midstream (“Crescent”) since July 2023. Crescent is an independent energy company providing offshore and onshore crude oil services in the Gulf of Mexico and Louisiana. Prior to joining Shell in 1998, Ms. Ward worked as an investment banker in the energy sector for 11 years, including as a Managing Director in the Natural Resources and Energy investment banking group of UBS Securities. She began her career working for Exxon as a refining process engineer and subsequently worked in Mobil’s Finance organization at its New York City headquarters.

Ms. Ward earned a Bachelor of Chemical Engineering degree from Villanova University with honors and a Master of Business Administration in Finance with distinction from the Wharton School of the University of Pennsylvania. She has served on Villanova’s Board of Trustees since 2018. She has been a member of the National Association of Corporate Directors since 2016. The Board has appointed Ms. Ward to serve on the Audit Committee, Environmental, Social and Corporate Governance Committee, Marketing and Midstream Committee and Prospect Committee.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and produced water gathering services and produced water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Contact Information

Mac Schmitz
Vice President – Investor Relations
investors@matadorresources.com
(972) 371-5225